UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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Proxy Statement Supplement dated April 11, 2019

to Innospec Inc.’s Proxy Statement for its Annual Meeting of Stockholders to be held May 8, 2019

On April 5, 2019, KPMG LLP , the independent registered public accounting firm of Innospec Inc. (the “Company”) for the fiscal year ended December 31, 2018, notified the Company of its intention to resign as the Company’s independent registered public accounting firm in advance of the audit for the year ending December 31, 2019. KPMG LLP will review the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2019 (the “First Quarter 2019 10-Q”) to be filed with the Securities and Exchange Commission (“SEC”). KPMG LLP will cease providing services to the Company in 2019 after the Company has filed the First Quarter 2019 10-Q and has concluded its annual meeting of stockholders to be held on May 8, 2019 (the “Annual Meeting”) or as soon as practicable thereafter once a new independent registered public accounting firm has been appointed.

As a result of KPMG LLP’s notification, Proposal 3 regarding ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 contained in the Company’s proxy statement for the Company’s Annual Meeting of stockholders filed with the SEC on March 22, 2019 may be moot. Therefore, the Company reserves the right not to call Proposal 3 for a vote at the Annual Meeting.

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is currently in the process of selecting a replacement independent registered public accounting firm for the Company for the year ending December 31, 2019. The Audit Committee intends to appoint the new independent registered public accounting firm as soon as practicable.

The Company confirms that the reports of KPMG LLP and its predecessor firm, KPMG Audit PLC (collectively “KPMG”), on the Company’s consolidated financial statements for the most recent fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

The audit reports of KPMG on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 and 2017 also did not contain any adverse opinion or disclaimer of opinion.

During the two most recent fiscal years ended December 31, 2018 and December 31, 2017 and during the subsequent interim period from January 1, 2019 through to the date of KPMG LLP’s notification of its intention to resign, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years or periods, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with KPMG LLP’s notice of resignation, the Company filed a current report on Form 8-K with the SEC on April 11, 2019. As it is required to do, the Company provided KPMG with a copy of such Form 8-K and requested that KPMG provide the Company with a letter addressed to the SEC stating whether or not KPMG agrees with the disclosures contained in such Form 8-K. A copy of KPMG’s letter, in which KPMG confirmed that it agreed with the Company’s disclosures, is attached as Exhibit 16.1 to such Form 8-K.